As filed with the Securities and Exchange Commission on October 8, 2015

Registration No. 333-198058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DEALERTRACK TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2336218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Marcus Ave., Suite M04

Lake Success, New York 11042

Telephone: (516) 734-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter C. Cassat, Esq.

Cox Automotive, Inc.

6205 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Telephone: (404) 568-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement (this “Post-Effective Amendment No. 1”) is being filed in order to remove from registration all securities remaining unsold under that certain Registration Statement on Form S-3 (File No. 333-198058) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on August 11, 2014 to register the offering from time to time of an indeterminate number of shares of the common stock, par value $0.01 per share, of Dealertrack Technologies, Inc. (“Dealertrack”).

On October 1, 2015, pursuant to the terms of that certain Agreement and Plan of Merger, dated June 12, 2015 (the “Merger Agreement”), by and among Cox Automotive, Inc. (“Cox”), Runway Acquisition Co., a Delaware corporation and wholly owned subsidiary of Cox (“Acquisition Sub”), and Dealertrack, Acquisition Sub merged with and into Dealertrack (the “Merger”), with Dealertrack continuing as the surviving corporation and as a wholly owned subsidiary of Cox.

As a result of the Merger, Dealertrack has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. Effective upon the filing of this Post-Effective Amendment No. 1, Dealertrack hereby removes from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Success, State of New York on October 8, 2015.

DEALERTRACK TECHNOLOGIES, INC.

By:	/s/ Eric Jacobs
Name:	Eric Jacobs
Title:	Executive Vice President, Chief Financial and Administrative Officer